Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of WhiteHorse Finance, Inc. on Form N-2 of our report dated March 3, 2022 on the consolidated financial statements of WhiteHorse Finance, Inc. and to our report dated March 3, 2022, with respect to the Senior Securities table of WhiteHorse Finance, Inc., which reports appear in the 2021 Annual Report on Form 10-K of WhiteHorse Finance, Inc., dated March 3, 2022. We also consent to the reference to us under the headings “Senior Securities”, “Independent Registered Public Accounting Firm”, and “Independent Auditor” in the Registration Statement.

/s/Crowe LLP

Crowe LLP

Costa Mesa, California
June 27, 2022